                                                                      Exhibit 12

Southern States Cooperative
Ratios of earnings to fixed charges

                                                                                           Year ended June 30,
                                                                  -----------   -----------   -----------  -----------  -----------
                                                                     2000          1999          1998          1997        1996
                                                                  -----------   -----------   -----------  -----------  -----------
Earnings:

Income (loss) before income taxes, extraordinary charge,
  cumulative effect of accounting changes and
  discontinued operations and distributions on capital
  securities of trust subsidiary                                  $ 9,331,773   $(1,449,650)  $13,570,456  $33,539,852  $34,645,994

Interest expense, net of capitalized interest                      27,862,517    28,413,129    16,859,373   15,565,523   15,236,987

Portion of rents representative of interest factor                  5,871,769     5,151,839     2,900,188    2,703,206    2,423,809

Amortization of capitalized interest                                   75,000        75,000        62,249       15,143       10,832

                                                                  -----------   -----------   -----------  -----------  -----------
  Total Earnings                                                  $43,141,059   $32,190,318   $33,392,266  $51,823,724  $52,317,622
                                                                  ===========   ===========   ===========  ===========  ===========

Fixed Charges:

Interest expense (before deducting capitalized interest)          $28,588,902   $29,314,830   $17,310,851  $15,730,029  $15,352,563

Portion of rents representative of interest factor                  5,871,769     5,151,839     2,900,188    2,703,206    2,423,809

Distributions on capital securities of trust subsidiary             3,600,000             0             0            0            0

Preferred stock dividend requirements of majority-owned
     subsidiaries grossed up for pre-tax effect                     4,377,594       316,063       316,063      316,061      316,061

                                                                  -----------   -----------   -----------  -----------  -----------
  Total Fixed Charges                                             $42,438,265   $34,782,732   $20,527,102  $18,749,297  $18,092,434
                                                                  ===========   ===========   ===========  ===========  ===========

Ratio of Earnings to Fixed Charges                                       1.02          0.93          1.63         2.76         2.89
                                                                  ===========   ===========   ===========  ===========  ===========

Insufficient to cover fixed charges by                                            2,592,414